Exhibit 10.3

WEBSTER CITY FEDERAL SAVINGS BANK

AMENDED AND RESTATED SEVERANCE AGREEMENT

This AMENDED AND RESTATED AGREEMENT (this “Agreement”) is made effective as of August 20, 2008 by and between Webster City Federal Savings Bank, a federally chartered stock savings bank (the “Bank”), and Stephen L. Mourlam (“Executive”). Any reference to “Company” herein shall mean WCF Financial, MHC or any successor thereto. Any reference to the “Stock Holding Company” herein shall mean Webster City Federal Bancorp, or any successor thereto.

WHEREAS, the Executive currently serves in the position of Executive Vice President for the Bank;

WHEREAS, the Bank desires to be ensured of the Executive’s continued active participation in the business of the Bank;

WHEREAS, in order to induce the Executive to remain in the employ of the Bank and in consideration of the Executive’s agreeing to remain in the employ of the Bank, the parties desire to specify the severance benefits which shall be due in the event that his employment with the Bank is terminated under specified circumstances;

WHEREAS, the Bank and the Executive are currently parties to a severance agreement originally entered into as of August 12, 1994 (the “Prior Agreement”);

WHEREAS, Section 409A of the Internal Revenue Code (“Code”), effective January 1, 2005, requires deferred compensation arrangements such as the Prior Agreement to comply with its provisions, restrictions and limitations on payments of deferred compensation;

WHEREAS, the Bank desires to amend and restate the Prior Agreement in order to make changes to comply with Section 409A of the Code;

WHEREAS, the Executive has agreed to such changes;

NOW, THEREFORE, in consideration of the contribution and of Executive, and upon the other terms and conditions hereinafter provided, the parties hereto agree as follows:

1.	TERM OF AGREEMENT

The term of this Agreement shall be deemed to have commenced as of the date first above written and shall continue for a period of twenty-four (24) full calendar months thereafter. Commencing on the first anniversary date of this Agreement and continuing at each anniversary date thereafter, the Board of Directors of the Bank (“Board”), acting in its sole discretion, may elect whether or not to extend the Agreement for an additional year. The Board will conduct a performance evaluation of the Executive for purposes of facilitating its determination of whether to extend the Agreement, and the results thereof shall be included in the minutes of the Board’s meeting. If Executive is also a director then he shall abstain from any and all voting with respect to the extension of the term of such Executive’s Agreement.

2.	DEFINITIONS

The following words and terms shall have the meanings set forth below for purposes of this Agreement:

(a)        A “Change in Control” of the Bank shall mean:

(1)        a reorganization, merger, merger conversion, consolidation or sale of all or substantially all of the assets of the Bank, the Company or the Stock Holding Company, or a similar transaction in which the Bank, the Company or the Stock Holding Company is not the resulting entity and that is not approved by a majority of the Board of Directors of the Bank, the Company or the Stock Holding Company;

(2)        individuals who constitute the Incumbent Board of the Bank, the Company, or the Stock Holding Company cease for any reason to constitute a majority thereof; or

(3)        a change in control within the meaning of 12 C.F.R. §574.4, as determined by the board of directors of the Bank or the Company; provided, however, that a change in control shall not be deemed to occur if the transaction(s) constituting a change in control is approved by a majority of the board of directors of the Bank or the Company, as the case may be.

(4)        In the event that the Company converts to the Stock Holding Company on a stand-alone basis, a “change in control” of the Bank or the Stock Holding Company (a) shall mean an event of a nature that would be required to be reported in response to Item 5.01 of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), or results in a Change in Control of the Bank or the Stock Holding Company within the meaning of the Home Owners’ Loan Act of 1933 and the Rules and Regulations promulgated by the Office of Thrift Supervision (or its predecessor agency), as in effect on the date hereof, (b) without limitation shall be deemed to have occurred at such time as (i) any “person” (as the term is used in Section 13(d) and 14(d) of the Exchange Act) other than the Stock Holding Company is or becomes a “beneficial owner” (as defined in Rule 13-d under the Exchange Act) directly or indirectly, of securities of the Bank representing 25% or more of the Bank’s outstanding securities ordinarily having the right to vote at the election of directors except for any securities of the Bank received by the Stock Holding Company in connection with the Reorganization and any securities purchased by the Bank’s employee stock ownership plan and trust shall not be counted in determining whether such plan is the beneficial owner of more than 25% of the Bank’s securities, (ii) a proxy statement soliciting proxies from stockholders of the Bank, by someone other than the current management of the Bank, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Stock Holding Company of the Bank or similar transaction with one or more corporations as a result of which the outstanding shares of the class of securities then subject to the plan or transaction are exchanged or converted into cash or property or securities not issued by the Bank or the Stock Holding Company, or (iii) a tender offer is made for

25% or more of the voting securities of the Bank and the shareholders owning beneficially or of record 25% or more of the outstanding securities of the Bank have tendered or offered to sell their shares pursuant to such tender offer and such tendered shares have been accepted by the tender offeror.

Notwithstanding, the foregoing, a “Change in Control” of the Bank or the Company shall not be deemed to have occurred if the Company ceases to own at least 51% of all outstanding shares of stock of the Bank in connection with a conversion of the Company from mutual to stock form.

For these purposes, “Incumbent Board” means, in the case of (i) the Company or the Stock Holding Company, or (ii) the Bank, the Board of Directors of the Company or the Bank, respectively, on the date hereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by members or stockholders was approved by the same nominating committee serving under an Incumbent Board, shall be considered as though he were a member of the Incumbent Board.

(b)        The term “Termination for Cause” shall mean termination because of the Executive’s intentional failure to perform stated duties, personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, willful violation of any law, rule, regulation (other than traffic violations or similar offenses) or final cease and desist order, or any material breach of any material provision of this Agreement. In determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the savings institution industry. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths of the members of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to Executive and an opportunity for him, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of conduct justifying Termination for Cause and specifying the particulars thereof in detail. The Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause.

(c)  Termination by the Executive of the Executive’s employment for “Good Reason” shall mean termination by the Executive following a Change in Control based on the following:

(i) (1) a material diminution in the Executive’s base compensation as in effect immediately prior to the date of the Change in Control or as the same may be increased from time to time thereafter, (2) a material diminution in the Executive’s authority, duties or responsibilities as in effect immediately prior to the Change in Control, or (3) a material diminution in the authority, duties or responsibilities of the officer (as in effect immediately prior to the date of the Change in Control) to whom the Executive is required to report,

(ii) any material breach of this Agreement by the Bank, or

(iii) any material change in the geographic location at which the Executive must perform his services for the Bank;

provided, however, that prior to any termination of employment for Good Reason, the Executive must first provide written notice to the Bank within ninety (90) days of the initial existence of the condition, describing the existence of such condition, and the Bank shall thereafter have the right to remedy the condition within thirty (30) days of the date the Bank received the written notice from the Executive. If the Bank remedies the condition within such thirty (30) day cure period, then no Good Reason shall be deemed to exist with respect to such condition. If the Bank does not remedy the condition within such thirty (30) day cure period, then the Executive may deliver a Notice of Termination for Good Reason at any time within sixty (60) days following the expiration of such cure period.

3.	BENEFITS UPON TERMINATION

If the Executive’s employment by the Bank shall be terminated subsequent to a Change in Control and during the term of this Agreement by (i) the Bank for other than Cause or the Executive’s death or (ii) the Executive for Good Reason, then the Bank shall:

(a)        pay to the Executive (or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be) in a lump sum within ten (10) business days following the Executive’s Date of Termination the following: a cash severance amount equal to two times the average of the three preceding years’ annual base salary, including bonuses and any other cash compensation paid or accrued by the Executive during such years, and the amount of any benefits received pursuant to any employee benefit plans on behalf of the Executive maintained by the Bank during such years, excluding benefits continued pursuant to (b) below. If the Executive has been employed by the Bank for less than one year, then the severance pay shall be a sum equal to thirty-six times the average monthly salary, including bonuses and any other cash compensation paid or accrued by the Executive during such period, and the amount of any benefits received pursuant to any employee benefit plans on behalf of the Executive maintained by the Bank during such period, excluding benefits continued pursuant to (b) below, for the period over which the Executive has been employed by the Bank; and

(b)        maintain and provide continued life insurance and non-taxable medical and dental coverage substantially identical to the coverage maintained by the Bank for the Executive prior to his severance. Such coverage and payments shall cease upon expiration of twenty-four (24) months.

(c)        Upon the occurrence of a Change in Control, the Executive will have such rights as specified in any stock option plan or restricted stock plan provided by the Bank or any other employee benefit plan with respect to options and such other rights as may have been granted to the Executive under such plans.

(d)        For purposes of Section 4, “termination of employment” as used herein shall mean “Separation from Service” as defined in Code Section 409A and the Treasury Regulations promulgated thereunder, provided, however, that the Bank and the Executive reasonably anticipate that the level of bona fide services the Executive would perform after termination would permanently decrease to a level that is less than 49% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36)-month period.

(e)        Notwithstanding the preceding paragraphs of this Section 3: (i) in no event shall the aggregate payments or benefits to be made or afforded to Executive under said paragraphs (the “Termination Benefits”) constitute an “excess parachute payment” under Section 280G of the Code or any successor thereto, and in order to avoid such a result Termination Benefits will be reduced, if necessary, to an amount (the “Non-Triggering Amount”), the value of which is one dollar ($1.00) less than an amount equal to three (3) times Executive’s “base amount”, as determined in accordance with said Section 280G; and (ii) in no event shall the aggregate compensation to Executive under this agreement or any other severance or employment contract exceed three times the Executive’s compensation within the meaning of Section 310 of the OTS Examination Handbook. The allocation of the reduction required hereby among Termination Benefits provided by the preceding paragraphs of this Section 3 shall be determined by the Executive, provided however that if it is determined that such election by the Executive shall be in violation of Code Section 409A, the cash severance payable pursuant to Section 3 hereof shall be reduced by the minimum amount necessary to result in no portion of payments and benefits payable to the Bank under Section 3 being non-deductible to the Bank pursuant to Section 280G of the Code and subject to excise tax imposed under Section 4999 of the Code.

4.	NOTICE OF TERMINATION

(a)        Any purported termination by the Bank or by Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(b)        “Date of Termination” shall mean (A) if Executive’s employment is terminated for Disability, thirty (30) days after a Notice of Termination is given (provided that he shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), and (B) if his employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a Termination for Cause, shall be immediate). Except as set forth below in paragraph (c), in no event shall the Date of Termination exceed 30 days from the date Notice of Termination is given.

(c)        If, within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, except upon the occurrence of a Change in Control and voluntary termination by the Executive in which case the date of termination shall be the date specified in the Notice, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal there from having expired and no appeal having been perfected) and provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Bank will continue to pay Executive his full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, Base Salary) and continue him as a participant in all compensation, benefit and insurance plans in which he was participating when the notice of dispute was given, until the earlier of 120 days from the date of the Notice of Termination or the date upon which the dispute is finally resolved in accordance with this Agreement. Amounts paid under this Section are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement. Notwithstanding the foregoing, no compensation or benefits shall be paid to the Executive in the event the Executive is Terminated for Cause. In the event that such Termination for Cause is found to have been wrongful or such dispute is otherwise decided in the Executive’s favor, the Executive shall be entitled to receive all compensation and benefits which accrued for up to a period of nine months after the Termination for Cause.

5.	SOURCE OF PAYMENTS

It is intended by the parties hereto that all payments provided in this Agreement shall be paid in cash or check from the general funds of the Bank.

6.	EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFIT PLANS

This Agreement contains the entire understanding between the parties hereto and supersedes any prior agreement between the Bank and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

7.	NO ATTACHMENT

(a)        Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

(b)        This Agreement shall be binding upon, and inure to the benefit of, Executive, the Bank and their respective successors and assigns.

8.	MODIFICATION AND WAIVER

(a)        This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b)        No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

9.	REQUIRED PROVISIONS

(a)        The Bank may terminate the Executive’s employment at any time. Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause as defined in Section 2(c) hereinabove.

(b)        If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) (12 USC §1818(e)(3)) or 8(g) (12 USC §1818(g)) of the Federal Deposit Insurance Act, as amended by the Financial Institutions Reform, Recovery and Enforcement Act of 1989, the Bank’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay the Executive all or part of the compensation withheld while their contract obligations were suspended and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

(c)        If the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e) (12 USC §1818(e)) or 8(g) (12 USC §1818(g)) of the Federal Deposit Insurance Act, as amended by the Financial Institutions Reform, Recovery and Enforcement Act of 1989, all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(d)        If the Bank is in default as defined in Section 3(x) (12 USC §1813(x)(1)) of the Federal Deposit Insurance Act, as amended by the Financial Institutions Reform, Recovery and Enforcement Act of 1989, all obligations of the Bank under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

(e)        All obligations of the Bank under this Agreement shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the Bank, (i) by the Director (“Director”) of the Office of Thrift Supervision (“OTS”) or his designee, at the time the Federal Deposit Insurance Corporation (“FDIC”) or the Resolution Trust Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) (12 USC §1823(c)) of the Federal Deposit Insurance Act, as amended by the Financial Institutions Reform, Recovery and Enforcement Act of 1989; or (ii) by the Director of the OTS or his designee at the Director or his designee approves a supervisory merger to resolve problems related to the operations of the Bank or when the Bank is determined by the OTS or FDIC to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

(f)        Any payments made to Executive pursuant to this Agreement are subject to and conditioned upon compliance with 12 USC §1828(k) or any regulations promulgated thereunder.

10.	SEVERABILITY

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

11.	HEADINGS FOR REFERENCE ONLY

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

12.	GOVERNING LAW

The validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Iowa, unless preempted by Federal law as now or hereafter in effect.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by the employee within fifty (50) miles from the location of the Bank, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that subject to Section 3(c) hereof, Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

13.	PAYMENT OF LEGAL FEES

All reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Bank if Executive is successful on the merits pursuant to a legal judgment, arbitration or settlement, provided, however, that such reimbursement shall occur no later than two and one-half months after the end of the year in which the dispute is settled or resolved in the Executive’s favor.

14.	INDEMNIFICATION

The Bank shall provide the Executive (including his heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense, or in lieu thereof, shall indemnify the Executive (and his heirs, executors and administrators) to the fullest extent permitted under federal law and as provided in the Bank’s Charter and Bylaws against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Bank (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements.

15.	SUCCESSOR TO THE BANK

The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank, expressly and unconditionally to assume and agree to perform the Bank’s obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.

16.	SIGNATURES

IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed by its duly authorized officer, and Executive has signed this Agreement, on the day and date first above written.

ATTEST:	WEBSTER CITY FEDERAL SAVINGS BANK

/s/ Phyllis A. Murphy	By:	/s/ Dennis J. Tasler
Dennis J. Tasler, Chairman of the Board
WITNESS:

/s/ Phyllis A. Murphy	By:	/s/ Stephen L. Mourlam
Stephen L. Mourlam, Executive